Exhibit 10.5(j)

October 28, 2008

By fax to 513.945.3516 and U.S. Mail

The Procter & Gamble Paper Products Company
1 Procter & Gamble Plaza
Cincinnati, OH 45201
Attn: GBS Energy Purchases c/o Ricky Piedrahita

Dear Mr. Piedrahita:

The Procter & Gamble Paper Products Company and Lima Energy Company entered into a Synthetic Natural Gas Purchase and Sale Agreement dated February 5, 2007, an Amended and Restated Synthetic Natural Gas Purchase and Sale Agreement dated August 13, 2007, a First Amendment to Amended and Restated Synthetic Natural Gas Purchase and Sale Agreement dated January 1, 2008, and a Second Amendment to Amended and Restated Synthetic Natural Gas Purchase and Sale Agreement dated June 1, 2008 (collectively “The Agreement”).

Following up on Tim Ferguson’s telephone call to you earlier this week, I am writing to confirm that in the course of raising the capital necessary to build the gasification Facility in Lima, Ohio, we have determined that it is most practical to build the Facility in three phases.  The first phase, which we call GAS-1, will consist of the Lima Energy Company’s building and putting into commercial operations one gasifier, which is expected to produce about 14 billion cubic feet per year of pipeline quality natural gas (SNG).  GAS-1 is expected to produce more than enough synthetic natural gas (SNG) to allow Lima Energy Company to deliver the quantities of Gas set forth in our Agreement.  Our bond underwriters have correctly noted that the Agreement between our companies currently defines the term “Facility” as:

“‘Facility’ means the gasification and SNG production facility capable of converting certain types of solid feedstock into Gas, having a Gas output capability of approximately 75,000 MMBtu per Day, and to be located on the Facility Site, including the Interconnection Facilities, and any additions thereto or replacement thereof.”

Because we now plan to initially put only the first gasifier into production under  GAS-1, and because GAS-1 will have a Gas output of approximately 45,000 MMBtu per Day, we need to amend our companies’ Agreement to correct the definition of Facility to read:

“’Facility’ means the gasification and SNG production facility capable of converting certain types of solid feedstock into Gas, having a Gas output capability of approximately 45,000 MMBtu per Day, and to be located on the Facility Site, including the Interconnection Facilities, and any additions thereto or replacement thereof.”

If the Procter & Gamble Paper Products Company is willing to amend its Agreement with Lima Energy Company to redefine the term “Facility” as requested by Lima Energy Company, please ask someone authorized by your Company, to sign on behalf of your Company on the signature line below, and return a signed copy to us.  Thank you for your ongoing cooperation as we work to build the Facility.

Sincerely,

Lima Energy Company

By:	/s/ Dwight N. Lockwood
Name:
Title:	Secretary

Have seen and agreed:

The Procter & Gamble Paper Products Company

By:	/s/ illegible
Name:
Title: